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Exhibit 99.01

XCEL ENERGY INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Thousands of Dollars, Except per Share Data)

	Three Months Ended
	Mar 2000	June 2000
Operating revenues:
Electric utility	$1,216,046	$1,301,233
Gas utility	485,238	233,122
Nonregulated and other	383,802	518,832
Equity earnings from investments in affiliates	12,902	57,187

Total revenue	2,097,988	2,110,374
Operating expenses:
Electric fuel and purchased power—utility	494,202	526,577
Cost of gas sold and transported—utility	315,924	133,690
Cost of goods sold—nonregulated and other	155,211	251,410
Other operating and maintenance expenses—utility	341,356	338,293
Other operating and maintenance expenses—nonregulated	143,084	142,146
Depreciation and amortization	186,309	198,849
Taxes (other than income taxes)	92,409	89,036
Special charges	937	—

Total operating expenses	1,729,432	1,680,001

Operating income	368,556	430,373
Other income (deductions)	(956)	(12,286)
Interest charges and financing costs:
Interest charges—net of amount capitalized	139,829	171,407
Distributions on redeemable preferred securities of subsidiary trusts	9,700	9,700

Total interest charges and financing costs	149,529	181,107

Income before income taxes and extraordinary item	218,071	236,980
Income taxes	64,740	80,239

Income before extraordinary item	153,331	156,741
Extraordinary item, net of tax	—	(13,658)

Net income	153,331	143,083
Dividend and redemption premiums on preferred stock	(1,060)	(1,061)

Earnings available for common shareholders	$152,271	$142,022

Weighted average common shares outstanding:
Basic	335,858	337,466
Diluted	335,873	337,634
Earnings per share—basic and diluted before extraordinary item	$0.45	$0.46
Extraordinary item	$—	$(0.04)

Earnings per share—basic and diluted	$0.45	$0.42

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XCEL ENERGY INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (Thousands of Dollars, Except per Share Data)